FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
Thursday, August 15, 2013	CONTACT: Jack Zoeller,
President & CEO, Cordia Bancorp
804-763-1333

NEWS RELEASE

Cordia Bancorp Announces Lifting of Bank of Virginia Regulatory Agreement

MIDLOTHIAN, VA – Cordia Bancorp Inc. (the “Company”)(NASDAQ: BVA), parent of Bank of Virginia (the “Bank”), announced today that the Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions have terminated their Written Agreement with the Bank entered into in January 2010. At the end of 2010, Cordia assumed control of the Bank to pursue a strategy of improving the Bank’s management and performance and to establish a foundation for organic and strategic growth centered on the Richmond, VA market.

Jack Zoeller, Chief Executive Officer of Cordia and the Bank, stated, “This vote of confidence from our regulators enables Cordia and Bank of Virginia to proceed to the next phase in our plan, which is to accelerate organic growth in the Richmond banking market and seek strategic growth through mergers and acquisitions. We have taken advantage of our opportunity during this difficult economic period to totally rebuild the Bank’s management, processes and culture. Cordia Bancorp and Bank of Virginia are now well positioned to take yet another large step to benefit our customers and shareholders.”

Mr. Zoeller added: “This is a significant milestone for our directors and management. They deserve high praise for their personal investments, time and dedication to the task of saving this institution – which was accomplished without any funds from the government or bailout by another bank or institution. We look forward to maintaining this same highly talented team to lead us through the next phase of our strategy.”

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in undervalued community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Substantially all of the assets of Cordia consist of its investment in Bank of Virginia. Bank of Virginia provides retail banking services to individuals and commercial customers through four full-service and two ATM-only banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia.

For more information about Cordia Bancorp and Bank of Virginia, visit our websites: www.cordiabancorp.com and www.bankofva.com

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Bank’s periodic filings with the Board of Governors of the Federal Reserve System and the U.S. Securities and Exchange Commission (“SEC”), including the Bank’s annual report on Form 10-K as filed with the SEC. Pursuant to the Private Securities Litigation Reform Act of 1995, the Bank does not undertake to update forward-looking statements contained within this news release.

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